Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. APPOINTS NEW CHIEF FINANCIAL OFFICER
TO START IN JANUARY 2017

ITASCA, IL, December 21, 2016 - First Midwest Bancorp, Inc. (“First Midwest” or the “Company”) (NASDAQ NGS: FMBI) announced today the appointment of Patrick S. Barrett, age 52, as the Executive Vice President and Chief Financial Officer of both the Company and First Midwest Bank, effective January 5, 2017. At that time, Mr. Barrett will assume the duties held by Paul F. Clemens, who currently serves as the Company’s and First Midwest Bank’s Chief Financial Officer. Earlier this year, the Company announced Mr. Clemens’ intention to retire in 2017 when he will turn age 65. Clemens will remain with the Company through mid-2017, during which time he will provide integration support for the Company’s pending transaction with Standard Bank and Trust Company, as well as assist Mr. Barrett in his new role to ensure a smooth transition of responsibilities.
“We are very pleased to welcome Pat to First Midwest,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest. “Pat’s appointment was part of an expected succession process and follows an extensive search for the best individual to oversee the Company’s financial operations. Pat will have a key role in the development and execution of First Midwest’s corporate and financial strategies during a time of transformative growth. He is a seasoned financial leader whose experience will be invaluable as we execute our business strategy and continue to grow, adding to an already strong management team and corporate culture.”
“I also want to thank Paul Clemens for his years of service and commitment to First Midwest,” said Mr. Scudder. “Over his 10-year career with First Midwest, Paul has exemplified professionalism and has been instrumental in helping our Company to grow and prosper. On behalf of our entire organization, we wish the best for Paul and his family as he transitions to retirement.”
Mr. Barrett joins First Midwest from Fulton Financial Corporation, where he served as Senior Executive Vice President and Chief Financial Officer since 2014. In that position, Mr. Barrett played a broad role, having end-to-end responsibility for treasury and capital management, financial planning and analysis, and accounting and regulatory reporting, including oversight of capital stress testing requirements under the Dodd-Frank Act and the Federal Reserve’s comprehensive capital analysis and review framework. He also was responsible for corporate real estate and administrative services. Mr. Barrett held multiple roles with SunTrust Bank in the three years prior to joining Fulton Financial, ending his career at SunTrust as Chief Financial Officer of its Wholesale Bank from 2011 to 2013. Prior to joining SunTrust, Mr. Barrett served in a variety of senior financial roles with JPMorgan Chase & Co., including Managing Director of investor relations. Previously, Mr. Barrett was an audit partner with Deloitte Touche Tohmatsu.

About First Midwest
First Midwest is a relationship-focused financial institution and one of the largest independent publicly-traded bank holding companies based on assets headquartered in the Midwest, with approximately $11.6 billion in assets and over $8 billion in trust assets under management. First Midwest’s principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, equipment leasing, retail, wealth management, trust and private banking products and services through over 110 locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest’s website is www.firstmidwest.com.

CONTACTS:

Paul F. Clemens (Investors) EVP and Chief Financial Officer (630) 875-7347 paul.clemens@firstmidwest.com	James M. Roolf (Media) SVP and Corporate Relations Officer (630) 875-7533 jim.roolf@firstmidwest.com